MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
 PROVISIONS OF THE
INVESTMENT COMPANY ACT OF 1940


We, as members of management of Stock Dividend Fund, Inc. (the ?Company?), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by
Registered Management Investment Companies," of the
 Investment Company Act of 1940. We are
also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Company?s compliance with the
requirements of subsections (b) and (c) of Rule 17f-2
 as of December 31, 2024, and from October 31,
2024 through December 31, 2024.

Based on this evaluation, we assert that the Company
 was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31,
2024, and from October 31, 2024, through December 31,
 2024, with respect to securities reflected in the investment account of the Company.


Stock Dividend Fund, Inc.

By:


/s/ Laura S. Adams
-----------------
Laura S. Adams, President



/s/ Steven Adams
----------------
Steven Adams, CCO


February 20, 2025